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                                                                EXHIBIT 10.17



                          [MEDICAL MANAGER LETTERHEAD]

                 TECHNICAL INFRASTRUCTURE MAINTENANCE AGREEMENT


Date:                           March 1, 1998

Contract No.:                   pr-4544

                                    Between

Client Name:                    MEDICAL MANAGER MIDWEST, INC.
                                53702 Generations Drive
                                South Bend, IN 46635
Principle Contact:              Tom Liddell

                                      And

Customer Name:                  MTS, INC.
                                9931 Corporate Service Drive
                                Louisville, KY 40223
Principle Contact:              Gail Knopf

ANNUAL FEE.    [ ] Technical Support     Hours Maximum: [*]; If
                   Retainer $[*]         support extends beyond [*] hours,
                                         Support will be charged at [*] per
                                         hour.

[*].

MEDICAL MANAGER, MIDWEST, INC., hereinafter referred to as "MMMW", hereby agrees to provide service with respect to the technical infrastructure and MTS, INC., hereinafter referred to as "Customer", agrees to accept such service, subject to the following terms and conditions:

THE ATTACHED TERMS AND CONDITIONS ARE PART OF THIS AGREEMENT. THIS AGREEMENT IS THE SOLE AND EXCLUSIVE AGREEMENT BETWEEN THE PARTIES RELATING TO SERVICES FOR THE ABOVE ITEMS. THE "Customer" HAS READ THIS AGREEMENT, UNDERSTANDS IT AND AGREES TO BE BOUND BY IT.



                              TERMS AND CONDITIONS

1. TECHNICAL INFRASTRUCTURE

         (a) Technical Infrastructure Maintenance Agreement covers applicable items that make up the underlying technical infrastructure that is required to run an application. This would include items such as hardware, operating system, network connections, etc.

         (b) Maintenance refers to the services involved in maintenance of equipment already purchased.

         (c) This Agreement shall be effective on the date of signed acceptance ("Effective Date") by MMMW.

         (d) Renewal agreement shall be effective on the "Effective Date" if it is signed and returned to MMMW by the "Effective Date."

         (e) Renewal agreement not signed and received by MMMW by the "Effective Date" will suspend all coverage of technical infrastructure support between the "Effective Date" and the actual date of receival of the renewal technical infrastructure maintenance agreement. Services provided between these two dates are billable.

[*] Confidential portions omitted and filed separately with the Securities and Exchange Commission.

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2.  TERM

    (a) MMMW provided Customer with an all inclusive warranty for a period of 12 months commencing on the date of installation to include system purchased by Customer from MMMW. Upon expiration of that 12 months, MMMW affords the Customer the opportunity of a continuation of support on an annual basis as follows: The Initial Term of this Technical Infrastructure Maintenance Agreement is twelve months, commencing on the Effective Date. The support agreement will be subject to prior inspection and acceptance of the hardware for service and to the Customer's payment of any charges for the inspection and/or the pre-agreement servicing and repair of the hardware, such estimates to be approved in advance by Customer.

    (b)   MMMW shall make two options of hardware support available to Customer:

          TECHNICAL SUPPORT RETAINER is a Support Plan that allows the Customer to pay a Retainer that provides technical Related Support by qualified Support Analysts and Field Technicians. This Support Plan covers a 12 Month period, with a Maximum Cap of hours for that period. If the Cap of Hours is met before the end of the 12 Month period, Customer may choose to purchase an additional Retainer Support Plan at the same rates. This Support Plan is to include all necessary labor in a repair situation, but Customer is to incur the cost of components to replace broken or faulty equipment. Customer is to incur reasonable cost of travel time/expenses of MMMW personal. MMMW accepts the responsibility for payment of shipping and handling costs of the components. Customer is to incur the cost for any swap equipment. Fee for swap equipment is a flat-rate, one time fee as follows (not applicable from the central site): terminal $[*], color terminal $[*], [*] printer $[*], [*] printer $[*], personal computer $[*]. Cluiterports $[*], muxes $[*], multiport boards $[*], power supplies $[*], and [*] printers $[*] are subject to availability. All other equipment is subject to availability. Phone calls to the MMMW Support Department or Technical Department related to Technical Issues are also charged against your Technical Support Retainer in 15 minute increments. Example: If your office places a call to the MMMW Support Desk to receive help for a non-functioning printer, our Support Analyst will track and log the length of the call to deduct from the total of your available Technical Support Retainer.

    (c) If customer elects to not accept the Technical Support Retainer Contract, MMMW will make available to Customer support on their Technical Infrastructure in the following manner. MMMW will take Customer Technical related calls and process through MMMW Support Department. The Customers issue will then be queued and handled as soon as possible directly behind contracted Technical Supported clients. Customer is to be billed an Hourly rate of $[*] per hour on all Technical Related Issues, unless notified otherwise by MMMW. Customer is to incur the cost of swap equipment. Swap equipment is subject to availability. Customer is to incur the cost of travel time/expenses of MMMW Personal.

    (d) Customer, upon thirty days prior written notice, may cancel this Agreement at the end of the Initial Term and thereafter on each anniversary of the end of the Initial Term. MMMW may cancel this Agreement if the Customer does not remit payment according to the terms of MMMW's invoice.

    (e) The term of this Agreement consists of the Initial Term and any continuations.

    (f) Equipment under Warranty: A Manufacturer's Warranty accompanies most items, pleas refer to the Warranty for specific coverage. Copies of Warranty will be provided to Customer. Where applicable, Customer is to incur the cost for labor, travel time/expenses of MMMW personnel, swap equipment rental fees, and Phone Support from the MMMW Support Desk.

3.  SERVICE

    (a) MMMW will provide on-call service for the Technical Infrastructure during the term of this Agreement from 7:00am to 5:00pm CST, with a guaranteed response time of 3 hours with a goal of on site within 2 hours. Support to include 7X24 hour pager support for emergency services. After the customer has 30 locations, MMMW will locate technical personnel in the current geography. If a system is not able to be on-line after hours, on-site help will be made available.

    (b) The Customer shall provide a suitable environment for the Technical Infrastructure in accordance with MMMW specifications of non-humid environment, between the temperature range of 60 degrees F and 80 degrees F.

    (c) MMMW may elect to: repair a failing hardware with new or serviceable used parts; or exchange the hardware with a hardware that is new or used but in good working order, cleaned, lubricated, adjusted and tested.

    (d) Replaced parts and hardware become MMMW's property or at clients discretion.


[*] Confidential portions omitted and filed separately with the Securities and
    Exchange Commission.
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         (e)      All programs (excluding any MMMW supplied), data, storage
                  media not requiring service, parts, options, attachments or alterations not provided by MMMW shall be removed before hardware is submitted to MMMW for service. The Customer agrees that if any such material is not removed, it will be deemed to have been discarded by the Customer and shall not be liability of MMMW.

         (f) The Customer is responsible to implement appropriate safeguards to protect and/or recreate the Customer's data, should it be destroyed through hardware malfunction or otherwise (see exclusions 4b).

         (g)      On Call Service Selection:
                  At the time this Agreement is agreed to by the Customer, the Customer will have notified MMMW of the location(s) of the hardware. MMMW shall not be required to furnish On Call service at any other location. The Customer shall notify MMMW of any change in location and MMMW may elect not to provide On Call service at the changed location.

                           i) The Customer shall provide full, free, timely and safe access to the hardware for MMMW to provide the service.

                           ii) MMMW may elect to exchange or repair the hardware requiring remedial service during MMMW's normal service hours at the hardware location. MMMW may use a MMMW selected independent contractor for exchange service. MMMW accepts responsibility for all work performed.

4. EXCLUSIONS

         (a) There could be an increase in service time caused by accident, misuse, disaster, abuse, alterations, attachments, parts, options, or repairs not provided by MMMW, failure to provide a suitable operating environment, relocation of the equipment by non-Medical Manager, Midwest, Inc. personnel, or use of the hardware for purposes other than intended.

         (b) Service does not include repair or replacement of normally dispensable items such as diskettes, tapes, printer ribbons, cartridges, toners, etc.

5. CHARGES

         (a) Charges will be invoiced and are payable within thirty (30) days after the date of the invoice. All charges are subject to change by MMMW for the forthcoming period capped at the CPI annually, on thirty days written notice. MMMW reserves the right to apply [*] finance charges.

         (b) If MMMW notifies the Customer of any increase in charges in accordance with paragraph (a) above, the Customer may cancel the forthcoming service by advising MMMW in writing within thirty (30) days after notification of the change. If MMMW is not so advised, it is conclusively presumed that the Customer has accepted such change.

         (c) The charges do not include applicable taxes. Any applicable taxes or amounts in lieu thereof and interest thereon paid or payable by MMMW, shall be borne by the Customer.

6. NON-DISCLOSURE

         While this Agreement is in effect and thereafter, the Customer shall keep confidential and protect from disclosure to others any materials designated as containing information confidential or proprietary to MMMW and/or its licensor. On the ending or cancellation of this Agreement any proprietary information shall be destroyed or returned to MMMW.

7. SAFETY CHANGES

         If MMMW determines that changes in safety are required for the Technical Infrastructure, MMMW has the right to install them and to select the method of installation.

8. WARRANTY

         (a) MMMW warrants that the Technical Infrastructure remains in satisfactory operating condition provided it is:

                  1) continuously subject to MMMW's inspection and acceptance of the hardware for service; and

                  2) subject to normal use and conditions. MMMW's sole and exclusive obligation under this warranty shall be at its option to repair or exchange any hardware not in satisfactory operating condition. Said obligation shall be subject to the conditions and charges of Section 3, 4 and 5 and the prompt submission of (or notification to MMMW of the problem) the hardware to MMMW for service.

         (b) EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO WARRANTIES, EXPRESS OR


[*] Confidential portions omitted and filed separately with the Securities and Exchange Commission.


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                  IMPLIED, BY OPERATI0N OF LAW OR OTHERWISE. MMMW DISCLAIMS ANY
                  IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE.

         (c) MMMW's warranties extend only to the Customer and may not be changed except by an instrument in writing as provided in
                  Section 11(g).

9. LIMITATION OF LIABILITY

         (a) MMMW's entire liability and the Customer's sole and exclusive remedy for claims related to or arising out of this Agreement for any cause and regardless of the form of action, whether in contract or tort, including negligence and strict liability, shall be the remedies set forth in Section 8, provided that if MMMW fails after repeated attempts to perform those remedies, MMMW's entire liability shall be the Customer's actual, direct damages such as would be provided in a court of law, not to exceed the charge for service for the item that caused the damages.

         (b) MMMW shall NOT be liable for INCIDENTAL or CONSEQUENTIAL DAMAGES, even if MMMW has been advised, knew or should have known of the possibility of such damages.

         (c) SOME STATES HAVE LAWS REQUIRING WARRANTY AND LIABILITY RIGHTS DIFFERENT FROM THOSE STATED IN THIS AGREEMENT. IN SUCH STATES, THE MINIMUM REQUIRED WARRANTY AND LIABILITY TERMS WILL APPLY.

10. GENERAL PROVISIONS

         (a) MMMW is not responsible for failure to provide services due to cases beyond its reasonable control.

         (b) The Customer is solely responsible for the acquisition, use and results of any products or services not provided by MMMW, not withstanding any MMMW recommendation of or referral to such products or services.

         (c) The Customer shall not assign or transfer its rights or obligations under this Agreement except with MMMW's prior written consent; any prohibited assignment or transfer shall be void.

         (d) This Agreement shall be interpreted in accordance with the laws of the State of Indiana.

         (e) No action, regardless of form, related to, or arising out of this Agreement may be brought by either party more than two
                  (2) years after the cause of action has arisen.

         (f) The customer represents that the Customer is either the owner of the hardware, or if not, that the Customer has the authority from the owner to include the hardware under this Agreement. Also, the Customer warrants that no liens, security interest or encumbrances upon the hardware exist, or will exist when the hardware is submitted to MMMW for services, or if any encumbrance does exist, that the holder thereof has consented to this agreement and the service.

         (g) This Agreement may not be changed, released or discharged except by a written agreement entered into by duly authorized representatives of the parties.

MMMW and Customer accept and agree to the terms and conditions of this Agreement.

MTS, INC.                               MEDICAL MANAGER, MIDWEST, INC.
By: /s/ Gail Knopf                      By: /s/ Tom Liddell
   --------------------------------        --------------------------------

Date: March 4, 1998                     Date: 3-5-98
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